                                                                   EXHIBIT 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                                     AGREEMENT

     THIS AGREEMENT (the "Agreement") is made this 8th day of January, 1998, by and between CoCensys, Inc., a Delaware corporation ("CoCensys"), located at 201 Technology Drive, Irvine, California 92618, and Warner-Lambert Company, a Delaware corporation ("Warner"), located at 201 Tabor Road, Morris Plains, New Jersey 07950.

                                      RECITALS

     a. The parties entered into that certain amended and restated Research, Development and Marketing Collaboration Agreement dated October 13, 1997, (the "Collaboration Agreement"), pursuant to which the parties determined to collaborate in efforts to develop and discover NMDA receptor sub-type selective antagonists and AMPA-type glutamate receptor antagonists.

     b. The parties have determined that a collaboration in the area of AMPA antagonists would not be beneficial to the parties at this point in time and desire to amend the Collaboration Agreement to terminate the AMPA collaboration and add certain key man provisions.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained herein, CoCensys and Warner hereby agree as follows:

     All capitalized terms used herein shall have the meanings given to them in the Collaboration Agreement.

     1. The Collaboration Agreement is hereby amended to add the following as a new Section 14.6:

     "14.6 Key Personnel. CoCensys shall use its best efforts to ensure that [*] oversees the Research Program on behalf of CoCensys and that [*] devotes no less than [*] of his time in also overseeing [*] and CoCensys' efforts relating to the Research Program. In the event that on or before the end of the term of the Research Program, (A) [*] (i) is physically and mentally capable of overseeing CoCensys' work under the Research Plan but (ii) for any reason fails to oversee such work, or (B) [*] (y) is physically and mentally capable of devoting [*] of his time to overseeing CoCensys' work under the research plan but (z) for any reason fails to

* Confidential treatment requested
     devote such time to such work, then in the case of either (A) or (B), CoCensys shall immediately notify Warner thereof and CoCensys will have up to [*] after such failure by either [*] to hire a replacement for [*], as the case may be (the "Search Period"). By notice delivered to CoCensys during the [*] period after the end of the Search Period, Warner may voluntarily terminate the Term of the Research Program, effective [*] after the end of the Search Period, if in its reasonable scientific opinion or for other reasonable commercial concerns relating to the conduct of the Research Program it does not approve of the replacement for [*] hired by CoCensys, then the Term of the Research Program shall end [*] following the end of the Search Period.
     Termination of the Research Program pursuant to the previous sentence shall be deemed an ordinary termination of the Term of the Research Program under the first sentence of Section 2.4 and shall not be deemed early termination upon the election of a party under the second sentence of Section 2.4 or termination for breach under Section 14.1. Warner will be required to make any research funding payments that are required under Section 2.2 that come due on or before the effective date of such termination, and CoCensys will continue to be obligated to perform its duties under the Research Program during the Term of the Research Program. Warner agrees that during the Term of the Research Program it shall not solicit for employment or employ [*], or otherwise interfere with the employment by CoCensys of [*] with the intent of ending such employment."

     2. The parties shall in good faith negotiate an amendment to the Collaboration Agreement pursuant to which that portion of the Research Program devoted to AMPA antagonists will be terminated. As of the date of this Agreement, the parties shall no longer be obligated to perform any work under the Research Program or exchange any further research results related to AMPA antagonists.

     3. Section 2.2 of the Collaboration Agreement shall be amended to provide that commencing [*], CoCensys shall only be obligated to provide a minimum of [*]Scientific FTEs, to be funded by Warner at a rate of [*] per Scientific FTE per calendar year. Section 2.2 shall further be amended to provide that in the event Warner determines that the number of Scientific FTEs for [*] must be increased, up to a maximum of [*], Warner shall notify CoCensys by [*], and CoCensys shall be obligated to provide such FTEs, to be funded by Warner, at the reimbursement rates set forth above. Under all circumstances, Warner shall be obligated to fund a minimum of [*] Scientific FTEs commencing [*].

     4. CoCensys hereby agrees that on January 9, 1999, CoCensys shall issue to Warner such number of shares of common stock of CoCensys which shall equal $1,000,000.00 divided by the "Average Trading Price". The "Average Trading Price" shall be the average of the closing prices of CoCensys common stock (as reported in THE WALL STREET JOURNAL, western edition) for the thirty (30) "Trading Days" prior to January 9, 1999. The term "Trading Day" shall mean any day on which shares of CoCensys' common stock have been traded on a national securities exchange, the NASDAQ stock market or otherwise, as reported in THE WALL STREET JOURNAL, western edition. Subject to circumstances beyond CoCensys' reasonable control, CoCensys shall cause such shares to

* Confidential treatment requested
be immediately tradable on any securities exchange on which CoCensys' shares are then traded (whether by registration or exemption).

     5. The parties further agree that they shall execute such other documents and instruments as may be necessary to effectuate the transactions contemplated herein.

     6. Except as otherwise set forth herein or as subsequently agreed to by the parties in the good faith negotiations discussed herein, the terms of the amended and restated Research, Development and Marketing Collaboration Agreement shall remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date further set forth above.

COCENSYS, INC.                         WARNER-LAMBERT COMPANY


By: /s/ F. Richard Nichol, Ph.D.       By:  /s/ Prof. Ronald M. Cresswell, Ph.D.
    -----------------------------         --------------------------------------
Title:    President and CEO            Title: Vice President and Chairman,
      ---------------------------             Parke-Davis Pharmaceutical
                                              Research, Warner-Lambert Company
                                              ----------------------------------

                                       3
* Confidential treatment requested